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                           EXHIBIT 11

         Statement Re: Computation Of Per Share Earnings

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

                                              Year Ended December 31,
                                         _______________________________
                                         1996         1995          1994
                                         (in thousands, except per share data)
Average shares outstanding                8,658        8,660          8,593
Net effect of dilutive stock options,
  based on the treasury stock
  method                                     25           39             77
                                        _______       ______        _______

   Total shares used in computation       8,683        8,699          8,670
                                        =======       ======        =======

Net income                              $16,498      $14,799        $13,519
                                        =======      =======        =======

Net income per share                    $  1.90      $  1.70        $  1.56
                                        =======      =======        ========

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